Value Line, Inc.
220 East 42nd Street
New York, NY 10017

For Immediate Release	Contact: Howard A. Brecher
January 21, 2011	Value Line, Inc.
NEWS RELEASE	(212) 907-1500

VALUE LINE, INC. ANNOUNCES REGULAR QUARTERLY DIVIDEND OF $0.20 PER SHARE AND STOCK REPURCHASE PROGRAM

NEW YORK, January 21, 2011 /PRNewswire-FirstCall/ -- (NASDAQ: VALU - News)

New York, NASDAQ – (VALU) Value Line, Inc., a leading New York-based investment publishing company, announced today that its Board of Directors approved on January 20, 2011 a quarterly dividend of $0.20 per common share of Value Line, payable on February 10, 2011 to shareholders of record on January 31, 2011.

In addition, the Board of Directors approved the repurchase of shares of the Company’s Common Stock up to an aggregate purchase price not to exceed $3,200,000.

"Based on current market prices, we believe that the repurchase program is in the best interests of our shareholders," said Howard A. Brecher, the Company's Acting Chairman and Acting Chief Executive Officer.  The repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The repurchase program is expected to continue through January 15, 2012 unless extended or shortened by the Board of Directors.

About Value Line

Value Line, Inc. is a leading New York-based investment publishing company. Investment management services are provided through its substantial non-voting interest in EULAV Asset Management (EAM), investment adviser and distributor of the Value Line Family of Mutual Funds. Value Line believes The Value Line Investment Survey is one of the most widely read independent investment publications. Value Line also produces and publishes other proprietary investment periodicals in both print and electronic formats. Value Line has copyrighted data, which it distributes under copyright agreements for fees, including certain proprietary ranking system information and other proprietary information used in third party products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report may contain statements that are predictive in nature, depend upon or refer to future events or conditions (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar or negative expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the following:

•	dependence on key personnel;
•	maintaining revenue from subscriptions for Value Line’s products;
•	protection of intellectual property rights;
•	changes in market and economic conditions;
•	fluctuations in EAM’s assets under management due to broadly based changes in the values of equity and debt securities, redemptions by investors and other factors;
•	dependence on Value Line Funds for investment management and related fees;
•	competition in the fields of publishing, copyright data and investment management;
•	the impact of government regulation on Value Line's business and the uncertainties of litigation and regulatory proceedings;
•	terrorist attacks; and
•
other risks and uncertainties, including but not limited to the risks described in Item 1A, “Risk Factors” of Value Line’s Annual Report on Form 10-K for the year ended April 30, 2010, and other risks and uncertainties from time to time.

Any forward-looking statements are made only as of the date hereof, and Value Line undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.